EXHIBIT 99.1

ISTA Pharmaceuticals Receives FDA Approval for

ISTALOL(TM) for the Treatment of Glaucoma

ISTA begins full-scale commercial operations

in preparation for ISTALOL(TM) launch

IRVINE, Calif., June 7 /PRNewswire-FirstCall/ — ISTA Pharmaceuticals, Inc. (Nasdaq: ISTA) today announced that the U.S. Food & Drug Administration (“FDA”) has approved the New Drug Application (“NDA”) for ISTALOL(TM), a once-a-day liquid formulation of timolol, for the treatment of glaucoma.

Thomas K. Mundorf, M.D., a leading ophthalmologist and a clinical investigator for the U.S. ISTALOL(TM) clinical studies, commented, “Because glaucoma is a serious, chronic disease that must be treated for life, it is important to offer patients alternatives in their treatment regimen. ISTALOL(TM) gives patients an effective, therapeutic option with the convenience of a once-daily formulation. I believe that this is an advance that patients and their caregivers will greatly appreciate.”

ISTALOL(TM) is ISTA’s second product approved by the FDA. In May, ISTA announced FDA approval of ISTA’s NDA for Vitrase(R) (hyaluronidase for injection; lyophilized, ovine) for use as a spreading agent to facilitate the dispersion and absorption of other drugs.

Vicente Anido, Jr., Ph.D., President and Chief Executive Officer of ISTA stated, “We’re very pleased to receive approval for our second commercial product, ISTALOL(TM) for the treatment of glaucoma, an estimated $1.1 billion market in the U.S. To compete most effectively in this market, we have assembled an experienced sales and marketing team that has been working with Ventiv Health, Inc. to recruit a dedicated sales force to promote ISTALOL(TM) to glaucoma specialists and general ophthalmologists. We anticipate launching ISTALOL(TM) within the next few months after we have secured sufficient commercial quantities for launch from our manufacturer.” According to data compiled by NDC Health, ISTA estimates that U.S. ophthalmic beta-blocker sales currently exceed $170 million per year, with over 4.4 million prescriptions written annually.

ABOUT ISTALOL(TM)

ISTALOL(TM) is a once-daily, topical solution of timolol, a beta-blocking agent for the treatment of glaucoma. ISTA holds exclusive marketing rights to ISTALOL(TM) in the United States under an agreement with Senju Pharmaceutical Co., Ltd., which developed the product in Japan. Senju Pharmaceutical Co., Ltd, is a leading Japanese ophthalmic pharmaceutical company with a pipeline of innovative drugs.

In September 2002, Senju submitted the NDA for ISTALOL(TM) to the FDA based on data from a Phase I clinical study and a multi-center Phase III clinical trial completed in the United States. In the clinical trials, once- daily ISTALOL(TM) showed efficacy and safety comparable to twice-daily timolol maleate ophthalmic solution, which is the leading beta-blocker to treat glaucoma in the U.S. Advantages of ISTALOL(TM) include enhanced corneal penetration, as demonstrated in animal studies, and once-daily administration. Other formulations of timolol currently on the market are commonly prescribed as twice-daily solutions or gel formulations. Gel formulations, in particular, have been shown to cause blurring of patients’ vision.

ISTALOL(TM) is a branded, patent-protected product. ISTA believes that ISTALOL(TM) may be eligible to receive certain FDA statutory exclusivity rights and therefore, if granted by FDA, ISTALOL(TM) will not be immediately substitutable by any of the generic timolol products currently on the market.

ABOUT ISTA

ISTA is a specialty pharmaceutical company focused on the development and commercialization of unique and uniquely improved ophthalmic products. ISTA’s products seek to address serious diseases and conditions of the eye such as vitreous hemorrhage, diabetic retinopathy, hyphema, glaucoma, ocular pain and inflammation. Building on this pipeline, ISTA’s goal is to continue its growth as a specialty pharmaceutical company by acquiring complementary products, either already marketed or in late-stage development. For more information, please visit the company’s Web site at http://www.istavision.com.

ABOUT Ventiv Health, Inc. (Nasdaq: VTIV)

Ventiv Health, Inc. (Nasdaq: VTIV) is a leading provider of outsourced sales and marketing solutions to the world’s leading pharmaceutical companies as well as to emerging and specialty pharmaceutical and biotech organizations. Ventiv has established a leadership position within the industry based on a long history of building and managing sales teams and providing consultative planning and analytics services across multiple therapeutic areas.

ISTA and Ventiv Health, Inc. have entered into a multi-year service agreement with Ventiv Health providing a nationwide specialty sales force, including recruitment, training, analytics, and full operational support to ISTA. Under the terms of the agreement, Ventiv Health will provide full-time sales representatives reporting to the senior sales and marketing management team at ISTA. The Ventiv sales force will be deployed commensurate with ISTA’s launch of ISTALOL(TM).

Any statements contained in this press release that refer to future events or other non-historical matters are forward-looking statements. ISTA disclaims any intent or obligation to update any forward-looking statements. Such statements are based on ISTA’s expectations as of the date of this press release and are subject to risks and uncertainties that could cause actual results to differ materially. Important factors that could cause actual results to differ from current expectations include, among others: risks and uncertainties related to the timing or outcome of ISTA’s product development efforts and the FDA or other regulatory agency approval or actions; uncertainties and risks related to the development of ISTA’s manufacturing, sales, marketing and distribution capabilities; uncertainties and risks regarding the timely performance by ISTA’s partners of their respective obligations under existing agreements; uncertainties and risks regarding market acceptance of ISTA’s products and the impact of competitive products; risks related to the continued availability of finished products and raw materials from third party sources on commercially reasonable terms; the scope, validity and enforceability of ISTA’s patents and the impact of patents and other intellectual property rights held by third parties; risks related to product liability claims; and such other risks and uncertainties as detailed from time to time in ISTA’s public filings with the U.S. Securities and Exchange Commission, including but not limited to ISTA’s Annual Report on Form 10-K for the year ended December 31, 2003 and its Quarterly Report on Form 10-Q for the quarterly period ending March 31, 2004.